FIRST AMENDMENT TO RIGHTS AGREEMENT

     This First Amendment, dated as of July 27, 2000 (the "Amendment"), to the Rights Agreement (the "Rights Agreement"), dated as of September 24, 1999, between Aetna Inc. (the "Company") and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").

     WHEREAS, the Company has entered into an Agreement and Plan of Restructuring and Merger, dated as of July 19, 2000, among the Company, ING America Insurance Holdings, Inc. and ANB Acquisition Corp. and, for certain limited purposes, ING Groep N.V. (the "Merger Agreement");

     WHEREAS, the Merger Agreement provides that, prior to the Effective Time (as defined in the Merger Agreement), the board of directors of the Company shall take all necessary action to ensure that neither the execution of the Merger Agreement nor the consummation of the transactions contemplated thereby triggers any rights under the Rights Agreement;

     WHEREAS, Section 28 of the Rights Agreement provides that, for so long as the Rights (as defined in the Rights Agreement) are then redeemable, the Company may and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of shares of Common Stock (as defined in the Rights Agreement);

     WHEREAS, the Rights are currently redeemable;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     Section 1. Amendments to Section 1 of the Agreement. (a) The definition of "Beneficial Owner" in Section 1 of the Agreement is hereby amended by adding the following additional proviso to follow the first proviso to such definition:

               "; provided further, however, that neither ING Groep N.V. nor any Affiliate of ING Groep N.V. shall be deemed, solely by reason of that certain Agreement and Plan of Restructuring and Merger among ING America Insurance Holdings, Inc., ANB Acquisition Corp., the Company and, for limited purposes only, ING Groep N.V., dated as of July 19, 2000 (the "Merger Agreement"), to have "Beneficial Ownership" of or to "beneficially own" or to be a



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               "Beneficial Owner" of any securities of the Company for purposes of this Agreement,"

     (b) The definition of "Final Expiration Date" in Section 1 of the Rights Agreement is hereby amended by deleting the definition of "Final Expiration Date" and replacing it with the following:

               "the earlier of (i) the "Distribution Time" (as defined in the Distribution Agreement to be entered into pursuant to the Merger Agreement) and (ii) the close of business on November 8, 2009."

     Section 2. Additional Matters. Notwithstanding any provision of the Rights Agreement to the contrary, neither the execution of the Merger Agreement nor the consummation of the transactions contemplated thereby shall, in and of itself, result in the occurrence of a "Distribution Date", "Stock Acquisition Date" or "Triggering Event" under the Rights Agreement.

     Section 3. Entire Agreement; Restatement. Other than as expressly amended by either Section 1 or Section 2 of this Amendment, the Rights Agreement shall remain in full force and effect unaffected hereby. The Rights Agreement, as amended by this Amendment, is hereinafter referred to as the "Agreement," and the parties hereto hereby agree that the Agreement may be restated to reflect the amendments provided for in this Amendment.

     Section 4. Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF CONNECTICUT AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE, EXCEPT THAT THE RIGHTS AND OBLIGATIONS OF THE RIGHTS AGENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

     Section 5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

                               AETNA INC.


                               By:       /s/Alfred P. Quirk, Jr.
                                         -----------------------
                                         Name:  Alfred P. Quirk, Jr.
                                         Title:     Vice President-Finance and
                                                    Treasurer

                                         151 Farmington Avenue
                                         Hartford, Connecticut 06156




                               FIRST CHICAGO TRUST COMPANY
                                 OF NEW YORK


                               By:       /s/John Piskadlo
                                         -----------------------
                                         Name: John Piskadlo
                                         Title: Senior Account Manager

                                         525 Washington Boulevard
                                         Suite 4660
                                         Jersey City, New Jersey 07310
                                         Attention: Corporate Actions
                                                          Administration



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